EXHIBIT 99.1

MULTIMEDIA GAMES HOLDING COMPANY, INC.	PRESS RELEASE
For more information contact:	Richard Land
Adam Chibib	James Leahy
Chief Financial Officer	JCIR
Multimedia Games Holding Company, Inc.	212-835-8500 or mgam@jcir.com
512-334-7500

MULTIMEDIA GAMES' THIRD QUARTER REVENUE RISES 19% TO QUARTERLY RECORD $48.1 MILLION AND EBITDA INCREASES 30% TO $25.0 MILLION; REPORTS DILUTED EPS OF $0.28

- Deploys 1,098 New Revenue Units, Including 647 For-Sale Units and
451 Net Additions to Installed Base -

AUSTIN, Texas, July 30, 2013 - Multimedia Games Holding Company, Inc. (Nasdaq: MGAM) (“Multimedia Games” or the “Company”) today reported operating results for its fiscal 2013 third quarter ended June 30, 2013, as summarized below:

Summary of 2013 Q3 Results
(In millions, except per share and unit data)

	Three Months Ended June 30,
	2013	2012
Revenue	$48.1	$40.5
EBITDA(1)	$25.0	$19.2
Operating income (2)	$14.0	$7.7
Net income (2)	$8.4	$7.2
Diluted earnings per share (2)	$0.28	$0.25
Pro-forma diluted earnings per share (3)	$0.28	$0.19

New units sold	647	543

Domestic participation installed units:
Average	11,946	9,981
Quarter-end	12,163	10,149

(1)
EBITDA is defined as net income before net interest expense, income taxes, depreciation, amortization and accretion of contract rights. A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.

(2)
Operating income, net income and diluted earnings per share (“EPS”) for the three month period ended June 30, 2013, reflects a change in the depreciable lives for the Company's gaming operations equipment as described later in this release.

(3)
Pro-forma diluted earnings per share for the three month period ended June 30, 2012, reflects the following adjustments: (i) a tax expense rate of 38.7%, representing the effective tax rate for the fiscal 2013 third quarter, which results in a $0.09 per diluted share reduction from the reported results; and, (ii) an estimated $0.03 benefit to fully diluted EPS related to the change in depreciable lives of gaming operations equipment (which is described in more detail below).

	Three Months Ended June 30,
	2013	2012
Diluted EPS as reported (2)	$0.28	$0.25
Pro-forma at 38.7% tax rate	—	(0.09)
Normalize depreciation, net of tax	—	0.03
Pro-forma diluted EPS (3)	$0.28	$0.19

Patrick Ramsey, President and Chief Executive Officer of Multimedia Games, commented, “Our record quarterly revenue and overall strong financial performance reflects our ongoing success in creating great games that resonate with customers. We continue to expand the Company's total addressable market while simultaneously achieving growth in existing markets. We delivered quarterly revenue of over $48 million as we deployed over 1,000 new revenue units for the fourth consecutive quarter with products placed in 21 states, and generated operating margins that continue to be at the high end of our industry peer group, coming in at 29.1% of revenues. Combined, these factors enabled us to generate $14 million in free cash flow (definition provided below). Further, the operating leverage in our business was evident in the quarter as EBITDA growth of 30% outpaced the approximately 19% increase in revenue.

“During the quarter we further expanded our addressable markets as Nevada sales and placements began in earnest and we generated our first sales in New Jersey. Our MForce™ gaming platform completed additional Nevada technical field trials, allowing us to address the majority of the potential customers in the state. In addition, we have expanded our portfolio of approved games in Nevada to 22 titles, including TournEvent®, which received final approvals late in the fiscal third quarter. During the fiscal 2013 third quarter, we sold or placed 102 games in Nevada and we expect to continue our penetration into this important market.

“Gaming operations growth also continued as we added 451 net new units to the installed base, including 376 units outside of Oklahoma. Notably, our base of non-Oklahoma premium games increased by 208 units in the quarter as we ended the quarter with 713 premium units installed in a total of 18 markets. Additionally, with the increased geographic diversification of our products, our average revenue per day continues to rise as yields rose 3.0% year over year.

Ramsey concluded, “Awareness of our products has never been higher as we leverage the solid performance of our games in existing markets into new large market opportunities such as Nevada, Illinois and New Jersey. Our games continue to be met with strong acceptance from players and they bring a strong value proposition to our customers. We believe this combination will lead to further growth of our gaming operations and game sales businesses.”

Summary of Fiscal 2013 Third Quarter Operating Results
Multimedia Games' fiscal 2013 third quarter revenue rose 18.9%, or $7.6 million, to $48.1 million, compared to revenue of $40.5 million in the fiscal 2012 third quarter. Fiscal 2013 third quarter revenue included approximately $34.3 million from gaming operations and approximately $13.5 million from gaming equipment and system sales, compared with $28.4 million from gaming operations and $11.7 million from gaming equipment and system sales in the year-ago period.

Gaming operations revenue in the fiscal 2013 third quarter grew 20.7% to $34.3 million driven by broad-based growth in the Company's installed base of participation units. Multimedia Games' domestic ending installed base increased by 2,014 units, or 19.8%, from the fiscal 2012 third quarter and by 451 units, or 3.9%, on a quarterly sequential basis. The installed base grew in substantially all the Company's existing markets, including Oklahoma. Included in the quarter-end participation base were 713 premium participation units deployed outside of Oklahoma, an increase of 208 units, or 41.2%, on a quarterly sequential basis. Fiscal 2013 third quarter gaming operations revenue also benefited from a $0.4 million year-over-year rise in revenues related to the Company's operation of the central determinant system for the New York Lottery.

Gaming equipment and system sales in the fiscal 2013 third quarter increased 15.3% to $13.5 million, from $11.7 million in the prior-year period. During the quarter, the Company recorded revenue of $12.4 million related to the sale of 647 new units and $0.8 million in revenue related to parts and equipment sales, compared to $10.4 million in revenue related to the sale of 543 new units and $0.7 million related to parts and equipment sales in the year-ago period. Multimedia Games sold units into 15 markets, including its first sales to casinos in New Jersey. The Company's top three markets for unit sales in the quarter - Washington, Louisiana and Nevada - accounted for a total of 302 units sold. There was $0.2 million and $0.6 million of deferred revenues for the sale of player stations and a system in a prior-year period recognized in the fiscal 2013 and fiscal 2012 third quarter periods, respectively.

Other revenue, primarily comprised of service revenue, was approximately $0.3 million and $0.4 million in the fiscal 2013 and fiscal 2012 third quarter periods, respectively.

Total operating costs and expenses for the fiscal 2013 third quarter rose by $1.4 million, or 4.3%, to $34.1 million driven primarily by the increase in sales and placements of the Company's gaming units and higher selling, general and administrative (“SG&A”) costs, partially offset by lower depreciation and amortization reflecting the Company's decision to change the depreciation schedule for its gaming operations equipment, as previously reported. Total cost of goods sold increased by $1.1 million due to the increase in the number of units sold and the additions to the installed base of participation games. SG&A expenses rose 6.2%, or $0.7 million, to $12.0 million, primarily reflecting higher salary and benefit costs related to the Company's ongoing entrance into new markets and jurisdictions. SG&A for the fiscal 2013 and fiscal 2012 third quarter periods includes non-cash stock compensation costs of approximately $1.0 million and $1.2 million, respectively. Depreciation and amortization was $8.9 million in the fiscal 2013 third quarter compared to $9.5 million in the prior-year period, primarily reflecting the previously disclosed change in the depreciable lives for gaming operations equipment from 36 months to 48 months, effective as of October 1, 2012. Research and development expenses was $4.1 million in the fiscal 2013 third quarter compared to $3.9 million in the prior-year period.

Operating income rose to $14.0 million and operating margins improved to 29.1% in the fiscal 2013 third quarter compared to 19.1% in the year-ago period, driven by the rise in revenue significantly outpacing the increase in total operating expenses as well as the continued increase in the mix of high-margin recurring revenue. For the fiscal 2013 third quarter, Multimedia Games reported net income of $8.4 million, or $0.28 per diluted share, compared to net income of $7.2 million, or $0.25 per diluted share, in the fiscal 2012 third quarter. Net income and diluted earnings per share for the fiscal 2013 third quarter reflect a tax expense rate of 38.7% while net income and diluted earnings per share in the prior-year period reflect a tax expense rate of 5.9%.

Balance Sheet Review
Multimedia Games ended the fiscal 2013 third quarter with $92.5 million in cash and net cash (total cash in excess of total debt) of $62.0 million, versus net cash of $40.5 million and $33.6 million as of September 30, 2012, and June 30, 2012, respectively. The Company generated free cash flow of $14.0 million in the quarter ended June 30, 2013, compared to $7.3 million in the year-ago period. While capital expenditures fell to $11.1 million from $12.3 million a year ago, the Company continued to invest in its installed base during the quarter.

In the third quarter of fiscal 2013, the Company repurchased approximately 56,000 shares of its common stock at an average price of $20.87 per share, excluding commissions, for total consideration of approximately $1.2 million. As of June 30, 2013, the Company had approximately $35.2 million remaining under its existing $40.0 million share repurchase authorization which was announced in November 2012. Since December 2010, the Company has repurchased approximately 2.5 million shares of its common stock.

Adam Chibib, Chief Financial Officer, commented, “The popularity of our award-winning products and their growing success in the marketplace continue to strengthen our balance sheet and drive strong free cash flow. We also continue to allocate and reinvest capital into our business to effectively enter new markets, efficiently serve existing markets and create great products that attract customer and player attention. Based on the strong financial performance of the first nine months of the fiscal year, we are raising our fiscal 2013 diluted EPS outlook to a range of $1.07 to $1.10 from our prior $0.98 to $1.02 range.”

Updated Fiscal 2013 Outlook
Multimedia Games now forecasts fiscal 2013 revenues in the range of $187.7 to $190.3 million, representing total year-over-year revenue growth of approximately 20.2% to 21.9%. The revised revenue growth forecast assumes unit sales to range from 700 to 800 units in the fiscal 2013 fourth quarter as well as a quarterly sequential increase in the installed base. Fiscal 2013 revenue guidance also includes the previously disclosed early fourth quarter reduction in revenue share percentage on approximately 1,000 units installed at the WinStar World Casino and Resort in Oklahoma which the Company expects will impact fiscal fourth quarter diluted EPS by $0.01. The current unit sales and installed base growth forecast for fiscal 2013 includes an expectation for a measured level of unit deployments in Nevada, New Jersey and Illinois in the fourth quarter as Multimedia Games continues to build its library of approved games in these jurisdictions.

The Company now expects to generate EBITDA, a non-GAAP financial measure, of $95.1 to $96.0 million in fiscal 2013, representing growth of approximately 33.8% to 35.0% over total fiscal 2012 EBITDA of $71.1 million.

Revised Fiscal 2013 Guidance
(In millions, except per-share)

Twelve Months Ended September 30, 2013
	Revised Guidance	Prior Guidance(1)
Revenue	$ 187.7-190.3	$ 183.2-185.6
EBITDA	$ 95.1-96.0	$ 90.0-92.0

Diluted earnings per share	$ 1.07-1.10	$ 0.98-1.02

(1)	Represents Company guidance for fiscal 2013 provided on April 30, 2013.

Operating margins for the fiscal 2013 fourth quarter are expected to decline on a quarterly sequential basis to a range of 25% to 26% due to higher marketing costs in the quarter related to higher spending for G2E, the annual industry trade show. The Company currently expects its tax rate in the fourth quarter to be 36% to 38% and expects the full year tax rate to range from 36% to 37% compared to a benefit of 11.4% in fiscal 2012. As a result, Multimedia Games now expects to report fiscal 2013 diluted EPS of $1.07 to $1.10, representing a year-over-year increase of approximately 52.9% to 57.1% over fiscal 2012 pro-forma diluted EPS as adjusted for the new depreciation schedule and when applying a 37.0% tax rate for fiscal 2012, as set forth in the table below.

	Fiscal 2012	Revised Fiscal 2013 Guidance
EPS Reconciliation:		Low	High
As reported	$0.96
Pro-forma at 37.0% tax rate	(0.41)
Impact of change in depreciation, net of tax	0.15	—	—
Adjusted, Pro-forma EPS	$0.70	$1.07	$1.10

Multimedia Games cautions that market dynamics are constantly changing and as such, actual results could vary materially from the expectations noted above based on various factors, such as changes in the Company's markets, operations, regulatory requirements, and its estimates and assumptions. See the risk factors in our publicly-filed Form 10-K's and subsequent filings and other items as more fully described in the section below titled “Cautionary Language.”

2013 Third Quarter Conference Call and Webcast
Multimedia Games is hosting a conference call and webcast today, July 30, 2013, beginning at 9:00 a.m. ET (8:00 a.m. CT). Both the call and the webcast are open to the general public. The conference call number is 720-545-0001 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at http://ir.multimediagames.com/events.cfm. Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
See definitions of EBITDA, net cash, free cash flow, and pro-forma diluted earnings per share included in the discussion of Non-GAAP financial measures below.

About Multimedia Games Holding Company, Inc.
Through its wholly owned subsidiary, Multimedia Games Holding Company, Inc. (“Multimedia Games”) develops and distributes gaming technology. The Company is a creator and supplier of comprehensive systems, content and electronic gaming units for Native American gaming markets, as well as for commercial casinos and charity and international bingo markets. Revenue is primarily derived from gaming units installed on revenue-sharing arrangements. Multimedia Games also supplies the central determinant system for the video lottery terminals (“VLTs”) installed at racetracks in the State of New York. The company is focused on pursuing market expansion and new product development for Class II, Class III and VLT markets. Please visit www.multimediagames.com, twitter.com/MultimediaGames or facebook.com/MultimediaGames, where Multimedia Games discloses important information about the company, its sales, and its business.
Cautionary Language
This press release contains forward-looking statements based on Multimedia Games' current expectations and projections, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words “believe”, “expect”, “continue”, “intend”, “plan”, “seek”, “estimate", “project”, “may”, or the negative or other variations thereof or comparable terminology as they relate to Multimedia Games and its products, plans, and markets are intended to identify such forward-looking statements. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of Multimedia Games, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Multimedia Games' performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of Multimedia Games to expand and maintain its addressable markets; maintain strategic alliances; increase unit placements, installations or its installed-base; grow its revenue, gaming operations or game sales businesses; garner new market share; secure new licenses and game approvals in new and current jurisdictions, including Nevada and New Jersey; successfully develop or place proprietary product such as premium games; comply with regulations; have its games met with approval by customers or players; or reinvest capital. Please refer to the Company's most recent Form 10-K and subsequent filings with the Securities and Exchange Commission for a further discussion of risks and uncertainties. All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. Multimedia Games expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONDENSED CONSOLIDATED BALANCE SHEETS As of June 30, 2013 and September 30, 2012 (In thousands, except share and per-share amounts) (Unaudited)
	June 30,	September 30,
ASSETS	2013	2012
CURRENT ASSETS:
Cash and cash equivalents	$92,484	$73,755
Accounts receivable, net of allowance for doubtful accounts of $340 and $266, respectively	24,005	17,503
Inventory	9,592	7,083
Current portion of notes receivable, net	2,076	8,024
Deferred tax asset	8,248	8,248
Prepaid expenses and other	4,044	6,837
Total current assets	140,449	121,450
Property and equipment and leased gaming equipment, net	73,668	57,924
Intangible assets, net	36,168	37,664
Long-term portion of notes receivable, net	4,910	733
Deferred tax asset, less current portion	1,870	2,418
Value added tax receivable, net of allowance of $718 and $722, respectively	2,860	3,511
Other assets	2,181	2,275
Total assets	$262,106	$225,975

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long‑term debt	$3,700	$3,700
Accounts payable and accrued liabilities	29,978	30,192
Federal and state income tax payable	6,096	—
Deferred revenue	236	483
Total current liabilities	40,010	34,375
Long-term debt, less current portion	26,825	29,600
Long-term deferred tax liability	6,320	6,320
Other long-term liabilities	511	660
Total liabilities	73,666	70,955
Commitments and contingencies
Stockholders’ equity:
Preferred stock: Series A, $0.01 par value, 1,800,000 shares authorized, no shares issued and outstanding	—	—
Series B, $0.01 par value, 200,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 37,364,863 and 36,296,027 shares issued, and 28,948,783 and 28,183,549 shares outstanding, respectively	374	363
Additional paid‑in capital	120,764	107,751
Treasury stock, 8,416,080 and 8,112,478, respectively, common shares at cost	(66,886)	(62,048)
Retained earnings	134,188	109,283
Accumulated other comprehensive loss, net	—	(329)
Total stockholders’ equity	188,440	155,020
Total liabilities and stockholders’ equity	$262,106	$225,975

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS For the Three and Nine Months Ended June 30, 2013 and 2012 (In thousands, except per-share amounts) (Unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
REVENUES:
Gaming operations	$34,314	$28,419	$97,694	$82,363
Gaming equipment and system sales	13,451	11,665	40,242	31,372
Other	340	380	1,043	1,056
Total revenues	48,105	40,464	138,979	114,791

OPERATING COSTS AND EXPENSES:
Cost of gaming operations revenue(1)	3,704	3,167	10,359	9,162
Cost of equipment and system sales	5,461	4,894	17,027	13,227
Selling, general and administrative expenses	12,012	11,308	34,930	34,332
Research and development	4,053	3,852	12,316	11,162
Amortization and depreciation	8,900	9,510	25,007	28,712
Total operating costs and expenses	34,130	32,731	99,639	96,595
Operating income	13,975	7,733	39,340	18,196

OTHER INCOME:
Interest income	85	308	399	1,320
Interest expense	(277)	(330)	(867)	(1,059)
Other income (expense)	—	(10)	33	1,038
Income before income taxes	13,783	7,701	38,905	19,495
Income tax benefit (expense)	(5,334)	(452)	(14,000)	354
Net income	$8,449	$7,249	$24,905	$19,849

Basic earnings per common share	$0.29	$0.26	$0.87	$0.72
Diluted earnings per common share	$0.28	$0.25	$0.82	$0.69
Shares used in earnings per common share:
Basic	28,960	27,564	28,781	27,621
Diluted	30,710	29,275	30,487	28,940

(1)
Cost of revenues exclude depreciation and amortization of gaming equipment, content license rights and other depreciable assets, which are included separately in the amortization and depreciation line item.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended June 30, 2013 and 2012
(In thousands)
(Unaudited)

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$24,905	$19,849
Adjustments to reconcile net income to cash provided by operating activities:
Amortization and depreciation	25,007	28,712
Accretion of contract rights	6,034	5,752
Share-based compensation	2,850	2,668
Other non-cash items	1,401	1,052
Interest income from imputed interest	(321)	(1,084)
Deferred income taxes	548	—
Changes in operating assets and liabilities	(182)	247
NET CASH PROVIDED BY OPERATING ACTIVITIES	60,242	57,196
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and leased gaming equipment	(36,623)	(31,811)
Acquisition of intangible assets	(6,605)	(4,283)
Advances under development and placement fee agreements	(8,535)	(13,815)
Repayments under development agreements	7,689	11,933
NET CASH USED IN INVESTING ACTIVITIES	(44,074)	(37,976)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options, warrants and related tax benefit	10,174	6,828
Principal payments of long‑term debt	(2,775)	(2,775)
Proceeds from capital leases	—	548
Principal payments of capital leases	—	(67)
Purchase of treasury stock	(4,838)	(1,884)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	2,561	2,650
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	—	(262)
Net increase in cash and cash equivalents	18,729	21,608
Cash and cash equivalents, beginning of period	73,755	46,710
Cash and cash equivalents, end of period	$92,484	$68,318

Reconciliation of GAAP to Non-GAAP measures:
This press release and accompanying schedules provide certain information regarding (i) EBITDA, (ii) net cash, (iii) free cash flow, and (iv) pro-forma diluted earnings per share, all of which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, or above in this release for pro-forma diluted earnings per share, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. We define (i) EBITDA as net income before net interest expense, income taxes, depreciation, amortization and accretion of contract rights, (ii) net cash as cash and cash equivalents less long-term debt, (iii) free cash flow as cash flow from operating activities less the acquisition of property and equipment and leased gaming equipment, and (iv) pro-forma diluted earnings per share reflects a tax expense rate adjustment and an estimate for a change in depreciable lives of gaming operations equipment. EBITDA, net cash, free cash flow and pro-forma diluted earnings per share are not recognized financial measures under GAAP, but we believe that each is useful in measuring our operating performance. We believe that the use of the non-GAAP financial measure EBITDA enhances an overall understanding of the Company's past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis and the use of EBITDA by other companies in the gaming equipment sector as a measure of performance. We believe that the non-GAAP measures of net cash, free cash flow and pro-forma diluted earnings per share provide useful information to investors as each enhances the overall understanding of our operating performance.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company's operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

	For the Three Months Ended June 30,
	2013	2012
	(in thousands)
Net income	$8,449	$7,249
Add back:
Amortization and depreciation	8,900	9,510
Accretion of contract rights(1)	2,080	1,923
Interest expense (income), net	192	22
Income tax expense	5,334	452
EBITDA	$24,955	$19,156

(1)	“Accretion of contract rights” relates to the amortization of intangible assets for development projects. These amounts are recorded net of revenues in the Consolidated Statements of Operations.

Net Cash

	As of
	June 30, 2013	September 30, 2012	June 30, 2012
		(in thousands)
Cash and cash equivalents	$92,484	$73,755	$68,318
Less:
Long-term debt	(30,525)	(33,300)	(34,706)
Net cash	$61,959	$40,455	$33,612

Free Cash Flow

	For the three months ended
	June 30, 2013	June 30, 2012
	(in thousands)
Net cash provided by operating activities	$25,180	$19,561
Less:
Acquisition of property and equipment and leased gaming equipment	(11,089)	(12,279)
Free cash flow	$14,091	$7,282

Please see definition of “pro-forma diluted earnings per share” at the beginning of this release.

# # #